EXHIBIT 10.01

FINAL

LOAN EXTENSION AGREEMENT

This LOAN EXTENSION AGREEMENT (this “Agreement”) is dated as of December 10, 2010, by and between ONE Bio, Corp., a Florida corporation trading on the OTC Bulletin Board under the symbol “ONBI.OB” (the “Borrower”), and each of the purchasers listed on Schedule 1 to the Purchase Agreement (as defined below) (the “Purchasers”).

Reference is herein made to that certain Securities Purchase and Registration Rights Agreement, by and between the Borrower and the Purchasers, dated as of January 8, 2010 (the “Purchase Agreement”), that certain form of Amended and Restated Promissory Note, which form was executed by the Borrower and each of the Purchasers on August 12, 2010 in the principal amounts with respect to each such Purchaser as specified on Schedule 1 to the Purchase Agreement (each, an “Amended Note” and, collectively, the “Amended Notes”), and that certain Loan Extension and Modification Agreement, dated August 12, 2010, by and among the Borrower and the Purchasers (the “August Modification Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the August Modification Agreement and, to the extent no meaning is ascribed to such term in the August Modification Agreement, shall have the meaning ascribed to such term in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the August Modification Agreement, the Purchasers were each issued an Amended Note, with each such note maturing on the Maturity Date (as defined in the Amended Notes) of December 10, 2011, unless extended to January 10, 2011 with the written consent of each of the respective Purchasers;

WHEREAS, pursuant to the August Modification Agreement, upon the closing of a New Financing prior to the Amended Maturity Date, the Borrower would immediately issue the New Warrants to the Purchasers for the right to purchase a certain number of shares of Common Stock;

WHEREAS, the Borrower seeks the Purchasers’ consent to extend the Maturity Date (as defined in the Amended Notes) of all the Amended Notes to January 31, 2011, and the Purchasers, upon and subject to all covenants, terms and conditions provided herein, and on the basis of the facts and statements contained in the foregoing recitals, are willing to consent to such an extension of the Maturity Date (as defined in the Amended Notes); and

WHEREAS, in addition to the extension of the Maturity Date (as defined in the Amended Notes), the Borrower also seeks the Purchasers’ consent to modify certain terms and conditions of the August Modification Agreement with respect to the issuance of the New Warrants, as more fully set forth herein, and the Purchasers, upon and subject to all covenants, terms and conditions provided herein and in the Amended Loan Documents, and on the basis of the facts and statements contained in the foregoing recitals, are willing to consent to such modifications.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Purchasers agree as follows:

1.           Further Extension of Maturity Date.  In accordance with the terms of the Amended Notes, each of the undersigned Purchasers hereby agree to further extend the Maturity Date (as defined in the Amended Notes) to January 31, 2011 (such date being the “Amended Maturity Date” for purposes of this Agreement).  Borrower and Purchasers shall continue to negotiate in good faith additional extensions beyond January 31, 2011, provided however, that such parties shall be under no obligation to agree to any such additional extensions.

2.           Adjustment of New Warrant Issuance.  Purchasers and the Borrower hereby agree that the terms under which the New Warrants (whose exercise price is not yet fixed) issuable to each of the Purchasers pursuant to the terms of the August Modification Agreement shall be as set forth in the August Modification Agreement, except that (a) the term “New Financing” (i) for purposes of determining whether any New Warrants are to be issued and (ii) as used in the New Warrants, shall also include any one or more related private offerings or placements of Common Stock or other private placements of equity or convertible debt financing raising in excess of $5 million in aggregate gross proceeds, and (b) references to Amended Maturity Date in Sections 3 and 4 of the August Modification Agreement shall be to the Amended Maturity Date as set forth in this Agreement. For purposes of this Section 2 and the New Warrants, one or more offerings or placements shall be deemed “related” if part of a series by contract or otherwise consummated within 120 days of each other.

3.           Issuance of Extension Warrants.  In exchange for the Purchasers’ agreement to extend the Maturity Date of the Amended Notes, on January 1, 2011 the Borrower shall issue to the Purchasers warrants (the “Extension Warrants”), that shall be immediately exercisable for a period of five (5) years following the date of issuance and which shall entitle the Purchasers to purchase up to an aggregate of 60,000 shares of Common Stock at an initial exercise price of $3.75 per share, for cash or on a cashless exercise basis, and otherwise in the form previously agreed upon for the New Warrants, with the number of such Extension Warrants issued pursuant hereto to be allocated among the Purchasers in accordance with Schedule 1 attached hereto.

4.           Individual Purchaser Option to Elect Cash Payments in Lieu of New Warrants.  The Cancellation Premium set forth in Section 5 of the August Modification Agreement shall continue to be payable on the dates set forth in the August Modification Agreement as modified by this Agreement, provided, however, that if the Company closes a New Financing prior to the Amended Maturity Date set forth in this Agreement, each Purchaser may nonetheless elect, in its discretion, by written notice to the Company given at any time, but no later than five Business Days after the last to occur of (x) the closing of the New Financing and (y) receipt by such Purchaser of notice of such closing, to either (a) retain the New Warrants issued or proposed to be issued by the Company, or (b) in exchange for or in lieu of the New Warrants, to accept cash payments payable (on a pro rata basis among those Purchasers who so elect) in the amounts and on the dates that that the Cancellation Premium would have payable (to such Purchasers who so elect) had the Company not closed a New Financing prior to the Amended Maturity Date set forth in this Agreement.

           5.           Fees and Expenses.  The Borrower shall promptly reimburse Purchasers for all of Purchasers’ due diligence, legal fees and other out-of-pocket expenses incurred in connection with the preparation and negotiation of this Agreement. Borrower concurrently with execution of this Agreement is advancing $12,500 to Purchasers as a partial advance reimbursement of such due diligence expenses (such $12,500 representing the full fees of Lender’s local diligence advisor in the PRC, but not including such advisor’s expenses which shall be reimbursed by Borrower) and $10,000 to Purchasers as a partial advance reimbursement of such legal expenses, and the extension of the Maturity Date contemplated by this Agreement shall be ineffective if such advances are not received by December 22, 2010.

           6.           Enforceability.  Except as specifically modified herein, the August Modification Agreement and the Amended Loan Documents remain in full force and effect.

           7.           Borrower Representations and Warranties.  Borrower, by execution of this Agreement, hereby represents and warrants that as of the date hereof, with the understanding that Purchasers are expressly relying thereon as an inducement to enter in this Agreement and extend the maturity of the Amended Notes:
           (a) no Event of Default has occurred or is continuing;

           (b) Borrower’s most recent Quarterly Report on SEC Form 10-Q for the three months and nine months ended September 30, 2010, and its most recent preliminary prospectus filed on November 22, 2010 as part of its Registration Statement  No. 333-164848, did not as of the date of their filing, and do not as of this date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (c) Borrower has provided Purchasers with a comprehensive schedule of all of Borrower’s and its subsidiaries’ and controlled affiliates’ (including the WFOE Subsidiaries’) bank accounts and cash balances as of November 30, 2010 or a more recent date (the “Current Cash Schedule”).  The Current Cash Schedule reflects all cash and cash-equivalents on hand of the Borrower and its Subsidiaries and controlled affiliates (including the WFOE Subsidiaries) (“Borrower Cash”) as of its date.

           (d) The Borrower Cash is not subject to any pledge, lien or security interest in favor of any bank, other lender or other third party.

(e) The Borrower Cash is not subject to any contract or agreement with any party to which the Borrower, any of its Subsidiaries, including the WFOE Subsidiaries, or any legal or beneficial owners of any of the WFOE Subsidiaries is a party, that restricts, limits or conditions Borrower’s or any of the WFOE Subsidiaries’ access to the Borrower cash for use as distributions or fees to the Borrower (in the case of the WFOE Subsidiaries) or otherwise for use by the Borrower for repayment of the Amended Notes,

(f) While the Borrower or its WFOE Subsidiaries will be required to comply with certain PRC administrative procedures necessary to obtain certain required permits and approvals in order for the WFOE Subsidiaries to remit funds in non-PRC currency to the Borrower as distributions or fees, (i) to Borrower’s knowledge neither Borrower nor any WFOE Subsidiary has taken or omitted to take any action, whether in the course of its organization, transfers of ownership, operation or otherwise, that could result in failure to obtain all such required permits and approvals, (ii) Borrower has no reason to believe that such permits and approvals, when requested, will not be obtained within a reasonable period of time from  the date of the initiation of such request, and (ii) other than compliance with such administrative procedures, to Borrowers’ knowledge, neither Borrower nor any WFOE Subsidiary is subject to any legal restriction on its ability to obtain prompt and immediate access to Borrower Cash for use as distributions or fees to the Borrower (in the case of the WFOE Subsidiaries) or otherwise for use by the Borrower for repayment of the Amended Notes. Acceptance by the Purchasers of the foregoing representation shall not be deemed to extend, modify or amend the existing grace or cure periods in the Amended Notes.

(g) To the Borrower’s knowledge after due inquiry as to both facts and applicable PRC law, the WFOE Subsidiaries are not subject to any legal, regulatory or contractual restrictions that would prohibit, restrict or otherwise impair their ability to immediately remit payment in full of an amount equal to all amounts due under the Amended Notes in PRC currency to a PRC bank account held by any agent, nominee or transferee of the Purchasers and without compliance with PRC administrative procedures that would otherwise be applicable to distributions or fees to the Borrower if the payment were to be made in other than PRC currency or to a non-PRC entity. Borrower shall, within 10 days of any joint Purchaser request made after execution and delivery of this Agreement, cause the WFOE Subsidiaries established in the PRC to adopt Board resolutions stating that such WFOE Subsidiary agrees to transfer, to a designated agent, nominee or transferee of the Purchasers, promptly upon their first demand following any Event of Default under the Amended Notes, funds in an amount equal to all sums then due and owing under the Amended Notes and this Agreement.

           Concurrently herewith and as a condition to the effectiveness of this Agreement, Borrower is delivering to the Purchaser a certification of its Chief Executive Officer and Chief Financial Officer as to the accuracy of the foregoing representations and warranties.

           8.           Amendment and Waiver.  No term, covenant, agreement or condition of this Agreement may be amended unless in a writing and executed by all of the parties hereto affected thereby.  No waiver of any term, covenant, agreement or condition of this Agreement by a party shall be effective unless in writing executed by the waiving party.

           9.           Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, except that the assignment of the rights and obligations of the Borrower hereunder shall be subject to the restrictions on transfers and assignments contained in the Amended Loan Documents.

   10.           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

           11.           Integration and Severability.  This Agreement, taken together with the August Modification Agreement and the Amended Loan Documents, embodies the entire agreement and understanding among the Purchasers and the Borrower with respect to the matters addressed herein, and supersedes all prior agreements and understandings relating to the subject matter hereof.  In case any one or more of the provisions contained in this Agreement or in any instrument contemplated hereby, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

           13.           Conflict with Existing Loan Documents.  Notwithstanding any provision to the contrary contained in this Agreement, the August Modification Agreement, or any of the Amended Loan Documents, if any of the provisions of the August Modification Agreement or the Amended Loan Documents conflict with or are inconsistent with the provisions of this Agreement, this Agreement shall control and govern.

           14.           Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

           15.           Governing Law.  WITH RESPECT TO ANY ACTION OR DISPUTE BETWEEN BORROWER AND THE PURCHASERS THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

           16.           Loan Extension Agreement.  It is the intention and understanding of the parties hereto that this Agreement shall act as an extension of the Loan and that this Agreement shall not act as a novation of such Loan.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BORROWER:

ONE BIO, CORP.

By:	/s/ Marius Silvasan

Title:
Address:	8525 NW 53rd Terr., Suite C101 Doral, Fl 33166 Attention: Chief Executive Officer

PURCHASERS:

UTA CAPITAL LLC, a Delaware limited liability company

By:	YZT Management LLC, its Managing Member

By:	/s/ Udi Toledano
Name:	Udi Toledano
Title:	Managing Member
Address:	100 Executive Drive, Suite 330
West Orange, NJ 07052

FRONTIER PTY LTD, an Australian Company

By:	/s/ Michael Karp
Name:	Michael Karp
Title:	Director
Address:	Level 3 468 St. Kilda Road Melbourne Vic. 3004 Australia

 PURCHASERS CONT’D:

GAL DYMANT

/s/ Gal Dymant
Gal Dymant

Address:	Flat B, 21/F
Tower 1, Estoril Court
55 Garden Road
Hong Kong, HK

ALAN FOURNIER

/s/ Alan Fournier
Alan Fournier

Address:	11 Spring Hollow Road Far Hills, New Jersey 07931

Schedule 1

Purchasers	Principal Amount of the Amended Notes	Extension Warrants to be Issued to Purchasers
UTA Capital LLC	$ 2,000,000.00	40,000
Gal Dymant	$ 350,000.00	7,000
Alan Fournier	$ 550,000.00	11,000
Frontier Pty Ltd	$ 100,000.00	2,000
Total	$ 3,000,000.00	60,000